Exhibit 10.6.1

NSTAR

DEFERRED COMPENSATION PLAN

(Effective January 1, 2008)

INTRODUCTION

The purpose of the NSTAR Deferred Compensation Plan (the “Plan”) is to provide an arrangement whereby eligible executives of NSTAR and its affiliates can elect to defer receipt of designated percentages or amounts of their salary and incentive awards. This Plan consists of two parts: the NSTAR 409A Deferred Compensation Plan (the “409A Plan”) and the NSTAR Deferred Compensation Plan as in effect on October 3, 2004 (the “Grandfathered Plan”) This restatement of the Plan is effective as of January 1, 2008 (the “Effective Date”).

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be administered in a manner consistent with that intent.

The 409A Plan is intended to comply with the requirements of Code section 409A and guidance issued thereunder and shall be interpreted and administered in a manner consistent with such requirements. For the avoidance of doubt, the terms of the 409A Plan shall apply to amounts deferred on or after January 1, 2005 and amounts deferred but not vested as of December 31, 2004 under the NSTAR Deferred Compensation Plan (as in effect on October 3, 2004). The terms of the 409A Plan are set forth at Part A.

All amounts deferred and vested prior to January 1, 2005 shall be grandfathered for purposes of Code section 409A and shall be governed by the Grandfathered Plan. The Grandfathered Plan is frozen as of December 31, 2004 and no deferrals of Salary, Salary Increases or Incentive Awards thereafter paid or payable to a Participant shall be made after December 31, 2004 under the Grandfathered Plan and no individual not a Participant as of December 31, 2004 shall thereafter become a Participant in the Grandfathered Plan. The Grandfathered Plan has not been amended or modified in any way after October 3, 2004, and a copy of the Grandfathered Plan as it was in effect on October 3, 2004 is attached at Part B.

PART A

NSTAR 409A DEFERRED COMPENSATION PLAN

NSTAR 409A Deferred Compensation Plan

1.	Definitions

(a) “Base Salary” means the Participant’s annualized Salary in effect on January 1 of a year from which the Participant defers compensation. Short-term disability payments shall be treated for purposes of deferral hereunder as Base Salary. Long-term disability benefits may not be deferred under this 409A Plan.

(b) “Change of Control” has the meaning set forth in Appendix A.

(c) “Code” means the Internal Revenue Code of 1986 as amended from time to time.

(d) “Committee” means the Executive Personnel Committee of the Company.

(e) “Company” means NSTAR.

(f) “Deferral Account” means the deferral account described in Section 6.

(g) “Disability” means that the Participant is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) receiving income replacement benefits for a period of not less than 3 months under the Company’s long-term disability insurance plan by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant shall be deemed to have a Disability if he or she is determined to be totally disabled by the Social Security Administration.

(h) “Incentive Award” means, for any calendar year, such amount or amounts as are payable to a Participant under any incentive award or bonus program provided by the Company or its affiliate which is payable in cash or Shares.

(i) “Participant” means an executive who participates in the 409A Plan.

(j) “409A Plan” means the NSTAR 409A Deferred Compensation Plan as set forth in Tab A herein and as from time to time amended.

(k) “Plan Administrator” means the Committee or other person or persons authorized to administer the 409A Plan in accordance with Section 8.

(l) “Retirement” means Separation from Service with the Company after either (i) attaining age 55, or (ii) completing 20 years of employment with the Company or its affiliates.

(m) “Salary” means the fixed basic compensation of a Participant from the Company or its affiliate excluding any special compensation such as overtime, bonus payments, disability insurance benefits, severance pay or other similar distributions, and Company or affiliate contributions under any employee benefit plan; provided, that Salary shall include amounts that would have been received by the Participant from the Company or an affiliate as fixed basic compensation but for an election under section 401(k) or section 125 of the Code or a deferral election under this 409A Plan.

(n) “Salary Increase” means the amount, if any, by which a Participant’s Salary for any year may be increased over the Base Salary amount in effect on January 1 of such year.

(o) “Separation from Service” means a termination of employment with the Company and its affiliates, determined in accordance with Code section 409A(a)(2)(A)(i) and the regulations thereunder.

(p) “Shares” means shares of the Company.

2.	Eligibility

Such employees of the Company or its affiliates as are selected by the Company shall be eligible to become Participants in the 409A Plan. Notwithstanding the foregoing, an eligible employee shall not become a Participant in the Plan until he or she completes such forms as the Plan Administrator may require.

3.	Elective Deferrals

A Participant may elect to defer such portion of his or her Base Salary, Salary Increase or Incentive Award otherwise payable for services performed in a calendar year as the Plan Administrator may prescribe prior to the start of such calendar year. The Plan Administrator may limit the amount or percentage of Base Salary, Salary Increase or Incentive Award that a Participant may defer hereunder.

4.	Deferral Elections

(a) Initial Election. A Participant’s election of deferral under Section 3 shall be in the form prescribed by the Plan Administrator and shall be subject to such terms and conditions as the Plan Administrator may prescribe. A Participant may elect to defer compensation for services performed during a taxable year (the “service year”) only if the election of deferral is filed not later than the close of the taxable year preceding the service year. In the case of Incentive Awards, the election of deferral must be filed not later than the close of the taxable year which ends one year prior to the taxable year in which the Incentive Award will be granted. Each election shall specify the percentage or amount of the Participant’s Base Salary, Salary Increase or Incentive Award to be credited to his or her Deferral Account instead of being paid currently to the Participant. Each election shall be irrevocable for the calendar year or years to which it applies. Notwithstanding the foregoing, an employee who becomes eligible to participate in the Plan during the calendar year may make an election of deferral for the balance of such calendar year (with respect to amounts paid to the Participant for services to be performed after his or her election) provided he or she makes such election within 30 days of the date he or she becomes eligible to participate in the Plan, in accordance with Code section 409A. A Participant’s deferral election for the calendar year shall terminate if a Participant obtains a payment due to unforeseeable emergency (in accordance with Section 7) or a hardship distribution under the NSTAR Savings Plan.

(b) Election As To Form of Distribution. A Participant’s initial election of deferral described in paragraph (a) above shall specify the form of payment for the distribution in respect of such deferral and all subsequent deferrals, which the Participant shall select from among the lump sum and installment options prescribed by the Plan Administrator. A Participant may subsequently change his or her election as to the form of distribution in accordance with rules and procedures established by the Plan Administrator; provided, however, that (i) such election change shall not take effect until 12 months after the date on which the election change is made and (ii) payment will be deferred for a period of not less than five years from the date on which such payment would otherwise have been made, in accordance with Treas. Reg. §1.409A-2(b)(1).

(c) Transition Rule for 2007. Notwithstanding any provision herein to the contrary, the Plan Administrator may establish special rules and procedures to permit Participants with an Account under the Plan (as in effect prior to January 1, 2008) and whose distribution date or dates with respect to such Account would fall after December 31, 2007 to elect, in a manner consistent with transition guidance under Section 409A, a new form and time of distribution (commencing not earlier than 2008), subject to such limitations and restrictions as the Plan Administrator may impose. This Section 4(c) shall be effective as of January 1, 2007.

(d) Transition Rule for 2008. Notwithstanding any provision herein to the contrary, the Plan Administrator may establish special rules and procedures to permit Participants with an Account under the Plan and whose distribution date or dates with respect to such Account would fall after December 31, 2008 to elect, in a manner consistent with transition guidance under Section 409A, a new form and time of distribution (commencing not earlier than 2009), subject to such limitations and restrictions as the Plan Administrator may impose.

5.	Deferral Account

The Plan Administrator shall maintain a Deferral Account on behalf of each Participant as follows:

(a) Deferrals. For each deferral election made by the Participant in respect of periods on and after the Effective Date, the Plan Administrator shall credit to the Participant’s Deferral Account the amounts of Base Salary, Salary Increase or Incentive Award, as applicable, which the Participant has elected to defer under the 409A Plan. In each case, credits shall be made as of the dates the Salary, Salary Increase or Incentive Award would have been payable if not deferred.

(b) Investment Measurements. Subject to paragraph (c) below, from time to time the Company will establish investment measurements to be used to adjust the balance of each Participant’s Deferral Account. Such investment measurements may be changed from time to time by the Company. The Company may establish rules and procedures to permit Participants to select notional investments for their respective Deferral Accounts from among available investment measurements. From time to time, as determined by the Plan Administrator, each Participant’s Deferral Account will be adjusted to reflect such investment measurements.

(c) Shares. A Participant who elects to defer an Incentive Award which is payable in Shares shall have the value of such deferred award determined with reference to the number of whole Shares which could be purchased with said amount in the open market as promptly as possible following the effective date of such election. Any dividends on such Shares will be reinvested or deemed reinvested in such Shares. Such number of Shares (and the value thereof) shall be credited from time to time to the

Participant’s Deferral Account. The Company may, but shall not be required to, purchase Shares to satisfy its obligation to Participants under this paragraph. If such purchase of Shares is made, the Company may, in its discretion and subject to such limitations as it may determine, permit a Participant to exercise voting rights with respect to such Shares as are allocated to his account.

6.	Commencement of Distributions; Payment Periods

(a) In-Service Distributions. At the time the Participant makes an election of deferral under Section 4, and subject to the conditions of this Section, a Participant may also elect to receive a single sum payment of all or a specified portion of the amount attributable to such deferral on a fixed date prior to the Participant’s Disability or other Separation from Service (hereinafter referred to as the “fixed date”). Such fixed date must be at least five years after the date of such deferral. The rules and procedures for such elections will be promulgated by the Plan Administrator. All elections under this Section 6(a) require the consent of the Company to become effective.

(b) Retirement or Disability. Upon the Participant’s Retirement or Disability, the Participant shall be entitled to receive the balance in his or her Deferral Account. The Deferral Account shall be payable in the form specified by the Participant in his or her election of deferral from among the options prescribed by the Plan Administrator and, if payment is made other than in an immediate lump sum, payments shall be made on the fixed dates specified by the Participant in his or her election of deferral and shall be adjusted to reflect the investment measurements in such manner as the Plan Administrator shall prescribe. Payment on account of Retirement shall be made (or if paid other than in a single sum, shall commence) on the first day of the seventh month following the date on which his or her Retirement occurs; provided, however, that if a Participant has made a subsequent change to his or her elected form of payment pursuant to Section 4(b) above, payment shall not commence until 5 years from the date on which such payment would otherwise have been made, in accordance with Treas. Reg. §1.409A-2(b)(1). Payment on account of Disability shall be made (or if paid other than in a single sum, shall commence) on the first day of the calendar quarter following the Participant’s Disability.

(c) Other Separation from Service. If the Participant has a Separation from Service for reasons other than death, Disability or Retirement, the balance in the Participant’s Deferral Account (determined as of the last day of the month immediately preceding payment) shall be paid to the Participant in a single sum on the first day of the seventh month following the date on which his or her Separation from Service occurs.

(d) Death. If the Participant dies prior to the commencement of payment of his or her Deferral Account as described in Section 6(b) or (c), the Participant’s designated beneficiary or beneficiaries shall be entitled to receive the balance in the Participant’s Deferral Account as of the date of death. Payment shall be made in a single sum as soon as reasonably practicable after the Participant’s death, but in all events by the earlier of (i) 90 days after the Participant’s death or (ii) March 15 of the calendar year immediately following the calendar year in which the Participant’s death occurs. If the Participant dies after payment of his or her Deferral Account has commenced to be paid in installments under Section 6(b) but prior to the exhaustion of such Account, payment of the remaining balance of such Account (adjusted as provided in Section 6(b)) shall continue to the Participant’s designated beneficiary or beneficiaries over the installment period selected by the Participant. Designation of a beneficiary or beneficiaries for purposes of the 409A Plan shall be made on a form prescribed or approved by the Plan Administrator. If the Participant does not designate a beneficiary or if the designated beneficiary does not survive the Participant, payment due under this Section will be made to the Participant’s estate.

(e) Distributions in Kind. All distributions under the 409A Plan shall be paid in cash, except for amounts credited as Shares under Section 5(c) and which are credited as Shares at the time of distribution, which shall be paid in Shares.

7.	Unforeseeable Emergency

Upon the occurrence of an unforeseeable emergency with respect to a Participant, that portion of the Participant’s Deferral Account, if any, which the Plan Administrator, based on the relevant facts and circumstances, determines to be reasonably necessary to satisfy the emergency need will be eligible for distribution. In determining the amount reasonably necessary to satisfy the emergency need, the Plan Administrator may take into account any amounts necessary to pay taxes or penalties reasonably anticipated to result from the distribution. No distribution on account of unforeseeable emergency will be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the 409A Plan. An unforeseeable emergency shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Code section 152 without regard to section 152(b)(1), (b)(2) or (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any such distribution shall reduce the balance in the Participant’s Deferral Account available for distribution in accordance with Section 6.

8.	Administration of the 409A Plan

For purposes of prescribing the forms and conditions for deferral elections under Section 4 and distributions under paragraphs (a) and (b) of Section 6 (or other forms required to administer the 409A Plan), and for purposes of Section 6, the functions of the Plan Administrator shall be performed by the Chief Financial Officer of the Company or his or her delegates. For purposes of Section 7, the functions of the Plan Administrator shall be carried out by a committee (acting by the vote or consent of a majority of its members) consisting of the Senior Vice President of Human Resources, the Chief Financial Officer and the Treasurer of the Company; provided, that any determination under Section 7 with respect to any of those officers shall be made without his or her participation on such committee. All other administrative and interpretative functions of the Plan Administrator under the 409A Plan shall be vested in the Committee. The Plan Administrator shall have full discretionary power and authority to interpret the 409A Plan, settle all disputes which may arise in connection with the 409A Plan, and establish any claims procedures required by ERISA. The decisions, interpretations and determinations made by the Plan Administrator relating to the 409A Plan will be final and conclusive on all persons.

The Company agrees to indemnify and to defend to the fullest possible extent permitted by law any employee carrying out the functions of the Plan Administrator (including any person who formerly carried out such functions) against all liabilities, damages, costs, and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission in connection with the 409A Plan.

9.	Nature of Claim for Payments

Except as herein provided, the Company and its affiliates shall not be required to set aside or segregate any assets of any kind to meet any of its obligations hereunder, and all obligations of the Company or its affiliates hereunder shall be reflected by book entries only. The Participant shall have no rights on account of this 409A Plan in or to any specific assets of the Company or its affiliates. Any rights that the Participant may have on account of this 409A Plan shall be those of a general, unsecured creditor of the Company or its affiliates. However, the Company or its affiliate may establish a trust or trusts of which the Company or its affiliate is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Code (a “grantor trust”), and may from time to time deposit funds in such grantor trust or trusts to facilitate payment of the benefits provided under the 409A Plan. In the event the Company or its affiliate establishes such a grantor trust or trusts with respect to the 409A Plan and at the time of a Change of Control, any such trust (i) has not been terminated or revoked and (ii) is not “fully funded” (as determined in its sole discretion by a majority of the individuals who were members of the Committee immediately prior to a Change of Control), the Company or its affiliate shall within ten days of such Change of Control deposit in such grantor trust or trusts assets sufficient to cause the trust or trusts to be “fully funded” as of the date of the deposit (as determined in its sole discretion by a majority of the individuals who were members of the Committee prior to a Change of Control).

10.	Rights are Non-Assignable

Neither the Participant nor any beneficiary nor any other person shall have any right to assign or otherwise alienate the right to receive payments hereunder, in whole or in part, which payments are expressly agreed to be non-assignable and non-transferable, whether voluntarily or involuntarily.

11.	Taxes

If the Company or its affiliate is required to withhold taxes from payments under the 409A Plan, the amounts payable to Participants shall be reduced by the tax so withheld. To determine the amount of tax to withhold, in the case of payments in Shares, such Shares will be valued at the average of that day’s high and low price on the day of distribution as reported in the Wall Street Journal. If benefits payable to a Participant under the Plan become taxable prior to the date on which such benefits are actually paid, the Company will remit any required withholding taxes and may pay to the Participant any additional amount that the Company would have remitted as withholding if the taxable amount had been paid to such Participant as wages. Additionally, the Company may distribute the amount necessary to pay the Federal Insurance Contributions Act (FICA) tax due on compensation deferred under the Plan (the “FICA Amount”), plus any income tax withholding imposed as a result of the payment of such FICA Amount, in accordance with Code section 409A. Finally, if at any time this Plan is found to fail to meet the requirements of Code section 409A and the Regulations thereunder, the Company may distribute the amount required to be included in the Participant’s income as a result of such failure. Any amount distributed under this Section 11 will be charged against amounts owed to the Participant and offset against future payments. For the avoidance of doubt, the Participant will have no discretion, and will have no direct or indirect election, as to whether a payment will be accelerated under this Section 11.

12.	Amendment

The Company or the Committee may at any time and from time to time amend the 409A Plan in any manner; provided that no amendment shall reduce the amounts previously credited to the Deferral Account of any Participant or his or her beneficiary without his or her prior written consent; and provided further, that no amendment following a Change of Control shall eliminate or reduce the Company’s or its affiliates’ obligations to deposit assets in the grantor trust or trusts as described in Section 9. Furthermore, following a Change of Control, this Section 12 may not be amended.

13.	Termination

The 409A Plan shall continue in effect until terminated by the Company or the Committee; provided, that the 409A Plan shall only be terminated to the extent, and in a manner, permitted by Code section 409A. Upon termination of the 409A Plan, no deferral of Salary, Salary Increase or Incentive Awards thereafter paid or payable to a Participant shall be made and no individual not a Participant as of the date of termination shall become a Participant thereafter. If, at the time of termination, there is any Participant or beneficiary of a Participant who is or will be entitled to a payment hereunder, the Plan Administrator shall pay to such Participants or beneficiaries the balance in the Participants’ Deferral Account in a manner that complies with Code section 409A.

14.	Employment Rights

Nothing in this Plan shall give any Participant any right to be employed or to continue employment by the Company or an affiliate.

Appendix A

NSTAR 409A Deferred Compensation Plan

“Change of Control”

For the purposes of this 409A Plan, a “Change of Control” shall mean:

a. The acquisition by any Person (or more than one Person acting as a group) of ultimate beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) more than 50% of the then outstanding common shares (or shares of common stock) of the Parent (the “Outstanding Parent Common Shares”) or (ii) 30% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of trustees (or directors) (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent or an affiliate of the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent, the Company or affiliate of the Parent or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Appendix A; or

b. Individuals who, as of the date hereof, constitute the Board of Trustees of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board; provided, however, that any individual becoming a trustee (or director) subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the trustees (or directors) then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees (or directors) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than such board; or

c. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination 50% or more of, respectively, the then outstanding common shares (or shares of common stock) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees (or directors), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Parent or the Company or such entity resulting from such Business Combination) ultimately beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding common shares or shares of common stock of the entity resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of trustees (or board of directors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Trustees of the Parent, providing for such Business Combination; or

d. Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

For purposes of this Appendix A, the term “Parent” shall mean NSTAR, or, if any entity shall own directly or indirectly through one or more subsidiaries, more than 50% of the outstanding common shares of NSTAR, such entity, and (ii) the term “Person” shall mean any individual, corporation, partnership, company, limited liability company, trust or other entity, which term shall include a “group” within the meaning of Section 13(d) of the Securities Act of 1934, as amended.

PART B

NSTAR DEFERRED COMPENSATION PLAN

AS IN EFFECT ON OCTOBER 3, 2004

IN WITNESS WHEREOF, the Company has caused this Plan, which consists of the 409A Plan and the Grandfathered Plan, to be executed by its officer hereunto duly authorized this 24th day of December, 2008.

NSTAR

By:	/s/ THOMAS J. MAY